1 Houston – Hurricane Harvey update • We are continuing to evaluate the impact of Hurricane Harvey on our business • All employees are safe, and our branches have not suffered any physical damage • Houston is an important market for us and many of our Houston clients have diversified businesses • As of June 30, 2017 Houston deposits totaled $2.5 billion, or approximately 15% of total deposits • As of July 31, 2017 traditional LHI in Houston metropolitan areas totaled $2.6 billion, or approximately 14% of total loans – Market risk real estate $1.2 billion (includes builder finance) – Other real estate $351.4 million (includes $77 million of private client mortgages) – C&I $1.1 billion • Insurance is generally required on all credit extensions – Insurance proceeds and government assistance are expected to be substantial – Must be evaluated for each relationship – Coverage gaps and delays in payment may create liquidity issues for some clients • Total Mortgage Finance loans of $135.4 million in affected areas as of August 31, 2017 – Our warehouse agreements limit risk with recourse provisions – Of the total, $22.4 million in MCA; we are continuing our assessment to determine which, if any, loans may have been affected by flooding, but exposures could be subject to reappraisal, lack of flood insurance and borrower capacity to repay The information contained herein may be deemed to include forward-looking statements which are based on management’s current estimates or expectations of future events or future results. These statements are not historical in nature and can generally be identified by such words as “believe,” “expect,” “estimate,” “an ticipate,” “plan,” “may,” “will,” “could,” “intend” and similar expressions. A number of factors, many of which are beyond our control, could cause actual results to differ materially from future results expressed or implied by such forward-looking statements, including the unknown impact on our loan and deposit portfolios as a result of Hurricane Harvey. These and other factors that could cause results to differ materially from those described in the forward-looking statements, as well as a discussion of the risks and uncertainties that may affect our business, can be found in our Annual Report on Form 10-K and in other filings we make with the Securities and Exchange Commission. The information contained herein speaks only as of its date. We are under no obligation, and expressly disclaim such obligation, to update, alter or revise our forward-looking statements, whether as a result of new information, future events, or otherwise.